EXHIBIT 99.1

Unaudited Pro Forma Consolidated Financial Statements

On June 15, 2017, the KMG Chemicals, Inc. (“KMG” or the “Company”) completed the acquisition of Flowchem Holdings LLC (“Flowchem”) pursuant to the terms of a previously announced Purchase Agreement and Plan of Merger (the “Purchase Agreement”) among the Company, KMG FC, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Flowchem, Arsenal Capital Partners III-B, LP (“Blocker Seller”) and ACP Flowchem LLC in its capacity as the representative. At the closing, Merger Sub merged into Flowchem, with Flowchem surviving as a wholly owned subsidiary of the Company. The Company also acquired all of the outstanding shares of capital stock of ACP‑Flowchem Blocker Inc. from Blocker Seller.

The following unaudited pro forma consolidated statement of income and related notes are derived from the historical consolidated financial statements of KMG and Flowchem after giving effect to KMG’s acquisition. The unaudited pro forma consolidated statement of income for the year ended July 31, 2017 gives effect to the Flowchem acquisition as if it occurred on August 1, 2016, using the purchase method of accounting, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, with KMG acting as the acquirer.

KMG’s historical consolidated statement of income for the year ended July 31, 2017 was derived from its audited consolidated financial statements as reported in its Annual Report on Form 10-K for the year ended July 31, 2017. Flowchem’s historical consolidated statement of income for the period from August 1, 2016 to June 14, 2017 was derived from their unaudited historical results. The operating results of Flowchem since the date of the acquisition are included in the Company’s audited consolidated statement of income for the year ended July 31, 2017.

The unaudited pro forma consolidated statement of income presented below is based on the assumptions and adjustments described in the accompanying notes. Such unaudited pro forma consolidated statement of income is presented for illustrative purposes only and is not necessarily indicative of what the Company’s results of operations would have been had the Flowchem acquisition been consummated on the dates indicated, nor is it necessarily indicative of what the Company’s financial position or results of operations will be in future periods. The historical financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the consolidated results of operations. Additionally, the unaudited pro forma consolidated financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. The unaudited pro forma consolidated statement of income, and accompanying notes thereto, should be read in conjunction with the historical audited and unaudited financial statements, and accompanying notes thereto, of KMG, as reported in the Company’s Annual Report on Form 10-K for the year ended July 31, 2017, and of Flowchem, which are included the Current Report on Form 8-K/A filed by the Company on August 31, 2017.

KMG CHEMICALS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED JULY 31, 2017

(In thousands, except for per share amounts)

		Flowchem Historical
		From August 1, 2016	Pro Forma		Pro Forma
	KMG Historical	to June 14, 2017	Adjustments	Notes	Combined
Net sales	$333,442	$76,801	—		$410,243
Cost of sales	203,304	36,953	296	(a)	240,553
Gross profit	130,138	39,848	(296)		169,690
Distribution expenses	38,318	—	—		38,318
Selling, general and administrative expenses (1)	54,467	13,508	5,798	(b)	72,026
			(1,747)	(c)
Restructuring charges	20	—	—		20
Operating income	37,333	26,340	(4,347)		59,326
Other (expense) income
Interest expense, net	(4,817)	(7,612)	(18,455)	(d)	(30,884)
Loss on extinguishment of debt	(353)	—	—		(353)
Gain from insurance claim	—	3,612	—		3,612
Other, net	279	5	—		284
Total other (expense) income, net	(4,891)	(3,995)	(18,455)		(27,341)
Income before income taxes	32,442	22,345	(22,802)		31,985
Provision for income taxes	(8,809)	(511)	671	(e)	(8,649)
Net income	$23,633	$21,834	$(22,131)		$23,336
Earnings per share
Net income per common share basic	$1.99				$1.96
Net income per common share diluted	$1.92				$1.90
Weighted average shares outstanding
Basic	11,885				11,885
Diluted	12,286				12,286

(1)

Selling, general and administrative expenses of Flowchem includes management fees, amortization expense and other operating expenses to be consistent with the Company’s presentation of selling, general and administrative expenses.

See accompanying notes to unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

On June 15, 2017, the KMG Chemicals, Inc. (the “Company”) completed the acquisition of Flowchem Holdings LLC (“Flowchem”) pursuant to the terms of a previously announced Purchase Agreement and Plan of Merger (the “Purchase Agreement”) among the Company, KMG FC, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Flowchem, Arsenal Capital Partners III-B, LP (“Blocker Seller”) and ACP Flowchem LLC in its capacity as the representative. At the closing, Merger Sub merged into Flowchem, with Flowchem surviving as a wholly owned subsidiary of the Company. The Company also acquired all of the outstanding shares of capital stock of ACP‑Flowchem Blocker Inc. from Blocker Seller. The consideration paid on the closing was the purchase price of $495.0 million plus $11.4 million for cash acquired.

The financial data in the unaudited pro forma consolidated statement of income is presented in U.S. dollars and has been prepared in accordance with the Company’s accounting policies that conform to U.S. GAAP and the rules and regulations of SEC Regulation S-X.

The historical consolidated financial information has been adjusted in the unaudited pro forma consolidated statement of income to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) are expected to have a continuing impact on the results of operations.

The accompanying pro forma statement of income does not reflect the financial impact of any future cost savings, restructurings, synergies, integration costs or non-recurring activities and one-time transaction costs that may be realized or incurred in subsequent reporting periods. As the pro forma statement of income reflects only those adjustments that are expected to have a continuing impact on the results of operations, there may be certain non-recurring charges not reflected on the pro forma consolidated statement of income that will be included in the actual consolidated statements of income of the Company following the closing of the acquisition.

The Company has accounted for the acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations. The allocation of the purchase price as reflected in the unaudited pro forma consolidated financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made for the purpose of providing unaudited pro forma consolidated financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

The unaudited pro forma consolidated financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company.

2. Financing Transactions

To finance the acquisition of Flowchem, on June 15, 2017, the Company entered into a new credit agreement (the “New Credit Facility”), by and among the Company, KeyBank National Association, as agent, KeyBanc Capital Markets Inc., HSBC Securities (USA) Inc., and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners and ING Capital LLC, as documentation agent. The New Credit Facility provides for (i) a seven year syndicated senior secured term loan of $550 million and (ii) a five year senior secured revolving credit facility of $50 million.

The New Credit Facility and related loan documents replace the Company’s prior second amended and restated credit agreement with Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A. (the “Prior Credit Facility”). The Prior Credit Facility, and all commitments thereunder, were terminated effective June 15, 2017.

The proceeds from the term loan under the New Credit Facility were used to finance the acquisition of Flowchem, pay the costs and expenses related to the acquisition, and to repay in full the $31 million outstanding indebtedness under the Prior Credit Facility. At the closing of the New Credit Facility on June 15, 2017, the Company had $550 million borrowed under the new facility. The Company did not draw upon the revolving credit facility at the closing. Loans under the New Credit Facility bear interest at a varying rate of LIBOR plus a margin based on net funded debt to adjusted earnings before interest, taxes, depreciation and amortization. At closing, the term loan under the New Credit Facility bore interest at 5.4089%, which was used in calculating the pro forma adjustments in interest expense.

3. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value based on the assets and liabilities acquired as of June 15, 2017. The consideration paid on the closing was the purchase price of $495.0 million plus $11.4 million for cash acquired. The residual amount of the purchase price after preliminary allocation to identifiable tangible and intangible assets acquired and liabilities assumed has been allocated to goodwill. The following allocation of the purchase price to acquired assets and assumed liabilities is based on preliminary fair value estimates and subject to final management analysis, with the assistance of third party valuation advisors. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to the Company only upon further detailed analysis. The actual amounts recorded when the analyses are completed may differ from the pro forma amounts presented as follows (in thousands):

Cash	$11,445
Accounts receivable	11,280
Inventory	9,310
Other current assets	499
Property, plant and equipment, net	19,665
Intangible assets:
Customer relationships	214,882
Trade names and trademark	28,951
Proprietary manufacturing process	39,245
Total assets acquired	335,277
Current liabilities	3,132
Deferred tax liabilities, net	25,046
Net identifiable assets acquired	307,099
Goodwill	199,346
Fair value of net assets acquired	$506,445

Identifiable intangible assets. The estimated fair values of customer relationships and proprietary manufacturing process are expected to be amortized over twenty and fifteen years, respectively. Trademarks and trade names are considered to be indefinite lived, as there are no currently foreseen legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the asset to the Company. In the event that management determines that the value of the acquired trademarks, trade names, customer relationships and proprietary manufacturing process have become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Goodwill. Approximately $199.3 million has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying tangible and identifiable intangible assets, net of liabilities assumed. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The Company has determined that approximately 73% of the goodwill, before the effects of the deferred tax liability arising from the acquisition of Flowchem, will be deductible for tax purposes.

4. Adjustments to Unaudited Pro Forma Consolidated Financial Statements

The following notes relate to the unaudited pro forma consolidated statement of income:

(a)

Reflects the adjustment of $0.3 million to increase the depreciation expense as a result of the increase in the basis in the acquired property, plant and equipment to estimated fair value of approximately $19.7 million. The estimated useful lives range from three to thirty years. The fair value and useful life are based on the specific types, nature, age, condition and location of Flowchem’s property, plant and equipment.

(b)

Reflects the adjustment to the historical amortization expense for the increase in fair value related to the intangible assets acquired by the Company. As the Company has recognized amortization expense for the period June 15, 2017 to July 31, 2017, the pro forma adjustment for the period August 1, 2016 to June 14, 2017 is $5.8 million. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

The following notes relate to the unaudited pro forma consolidated income statement for the year ended July 31, 2017:

		Estimated Useful	Estimated Annual
	Estimated Fair Value	Life in Years	Amortization Expense
Trade name and trademarks	$28,951	Indefinite	—
Customer relationships	214,882	20	10,744
Proprietary manufacturing process	39,245	15	2,616
Identifiable intangible assets acquired	283,078		13,360
Flowchem historical amortization expense			(6,736)
Estimated increase in annual amortization expense			$6,624

The Company’s pro forma combined statement of income includes a total depreciation and amortization expense of $30.4 million for the fiscal year ended July 31, 2017.

(c)	Reflects the adjustment to selling, general and administrative expense as a result of the recognition of acquisition expenses incurred by the Company.
(d)

Represents the net increase to interest expense resulting from interest on the new term debt to finance the acquisition of Flowchem and the amortization of related debt issuance costs, as follows (in thousands):

Year ended
July 31, 2017
Elimination of interest expense - Flowchem	$(6,626)
Elimination of amortization of debt issuance costs - Flowchem	(543)
Elimination of amortization of debt discount - Flowchem	(443)
Elimination of interest expense and amortization of debt issuance costs reflected in the results of the Company	(4,782)
Interest expense on the New Credit Facility at an initial rate of 5.4089%	28,843
Amortization of new debt issuance costs and debt discount	2,006
Pro forma adjustments to interest expense	$18,455

A one-eighth percent variance in the interest rate on the New Credit Facility would result in estimated changes of $0.7 million in interest expense for the twelve months ended July 31, 2017.

(e)

Reflects the net income tax effect on the pro forma adjusted earnings at the federal statutory rate of 35%, assuming that Flowchem is no longer treated as a limited partnership under the Internal Revenue Code and accordingly, is subject to income‑based taxation at the corporate level. The pro forma adjustment to provision for income taxes was calculated by combining Flowchem’s historical earnings and the pro forma adjustment to earnings and multiplying by the expected federal statutory rate.